UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 23, 2009

EnergySolutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33830	51-0653027
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

423 West 300 South
Suite 200
Salt Lake City, Utah	84101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(801) 649-2000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

On September 23, 2009, EnergySolutions, Inc. (the “Company”) and EnergySolutions, LLC (the “Borrower”) entered into a Third Amended and Restated Credit Agreement (the “Amended ES Credit Agreement”) with the lenders from time to time identified therein and Citicorp North America, Inc. (“Citicorp”), as administrative and collateral agent.  The Amended ES Credit Agreement amends, restates and supersedes the Second Amended and Restated Credit Agreement dated June 7, 2006 with Citicorp and the lenders identified therein.  Concurrently with the entry into the Amended ES Credit Agreement, Duratek, Inc., a wholly-owned subsidiary of the Company, entered into an Amended and Restated Credit Agreement (the “Amended Duratek Credit Agreement” and together with the Amended ES Credit Agreement, the “Amended Credit Agreements”) with the lenders from time to time identified therein and Citicorp, as administrative and collateral agent.  The Amended Duratek Credit Agreement amends,  restates and supersedes the Credit Agreement dated June 7, 2006 with Citicorp and the lenders identified therein.

The Company’s primary purposes of entering into the Amended Credit Agreements were to (i) secure amendments to certain financial covenants applicable to its credit facility and (ii) obtain certain covenant exceptions to facilitate the Company’s proposed acquisition (the “Zion Acquisition”) of certain assets of the Zion Energy Center, Units 1 and 2, from Exelon Generating Company, LLC.  The Company’s credit facilities under the Amended Credit Agreements consist of a $75.0 million revolving credit facility, which matures on June 7, 2011, together with a $100.0 million synthetic letter of credit facility and $770.0 million in first-lien term loan facility, which mature on June 7, 2013.

As amended by the Amended Credit Agreements, borrowings under the credit facilities bear interest at a rate equal to:

(1) in the case of the first-lien term loans, (i) the greater of the rate of interest announced by Citicorp, from time to time, as its prime rate in effect at its principal office in the city of New York, and the federal funds rate plus 0.50% per annum (the “base rate”), plus 2.25% (or 1.75% when the leverage ratio (as defined in the Amended Credit Agreements) as of the most recently completed fiscal quarter is less than 2.0 to 1.0) or (ii) for any portion of the term loans as to which we have elected to pay interest on a Eurodollar basis, LIBOR plus 3.75% (or 3.25% when the leverage ratio (as defined in the Amended Credit Agreements) as of the most recently completed fiscal quarter is less than 2.0 to 1.0),

(2) in the case of the revolving loans, (i) the base rate plus 2.25% or (ii) for any portion of the revolving loans as to which we have elected to pay interest on a Eurodollar basis, LIBOR plus 3.75%; and

(3) in the case of letters of credit, 3.75% (or 3.25% when the leverage ratio (as defined in the Amended ES Credit Agreement) as of the most recently completed fiscal quarter is less than 2.0 to 1.0).

After the Amended Credit Agreements, the weighted average interest rate under our credit facilities was approximately 4.05%.

The repayment schedule for the credit facilities was not altered by the Amended Credit Agreements.  As before, commencing September 30, 2006 and at the end of each calendar quarter for the next 26 quarters, the first-lien term loans under the credit facilities amortize in quarterly installments of 0.25% of the outstanding principal balance on September 30, 2006, adjusted for optional prepayments made, provided that the final installment will be equal to the amount outstanding in respect of the term loans.

The Company is generally required to prepay borrowings under the credit facilities with (1) 100% of the net proceeds received from non-ordinary course asset sales or as a result of a casualty or condemnation, subject to reinvestment provisions, (2) 100% of the net proceeds received from the issuance of debt obligations other than specified debt obligations and (3) the excess, if any, of 50% (or, if our leverage ratio is less than 3.0 and greater than 1.0, 25%) of excess cash flow (as defined in the Amended Credit Agreements) reduced by the aggregate amount of term loans optionally prepaid during the applicable fiscal year.  Under the credit facilities, the Company is not required to prepay borrowings with excess cash flow if our leverage ratio is less than or equal to 1.0.

As amended, the credit facilities require us to maintain certain financial ratios, including a maximum leverage ratio (based upon the ratio of total consolidated indebtedness to consolidated operating cash flow), a maximum first-lien leverage ratio (based upon the ratio of first-lien indebtedness to consolidated operating cash flow) and a minimum cash interest coverage ratio (based upon the ratio of consolidated operating cash flow to consolidated cash interest expense), which are tested quarterly.  Based on the revised formulas set forth in the Amended Credit Agreements, we are required to maintain a maximum leverage ratio of 4.0 from the quarter ending September 30, 2009 through the quarter ending December 31, 2010 and 3.5 from the quarter ending March 31, 2011 until maturity.   We are required to maintain a maximum first-lien leverage ratio of 3.75 through the quarter ending December 31, 2009, 3.5 for the quarters ending March 31, 2010 through December 31, 2010, 3.25 for the quarter ending March 31, 2011 and 3.0 for quarters ending June 30, 2011 through the maturity date.  We are required to maintain a minimum cash interest coverage ratio of 2.75 through the quarter ending December 31, 2009 and 3.0 from the quarter ending March 31, 2010 through the maturity date.  Failure to comply with these financial ratio covenants would result in a default under our credit facilities and, absent a waiver or an amendment from the lenders, preclude us from making further borrowings under our credit facilities and permit the lenders to accelerate all outstanding borrowings under the credit facilities.

The credit facilities also contain a number of affirmative and restrictive covenants including limitations on mergers, consolidations and dissolutions; sales of assets; investments and acquisitions; indebtedness; liens; affiliate transactions; and dividends and restricted payments.  Under the credit facilities, we are permitted maximum annual capital expenditures of a $30 million for 2009 and $40 million for 2010 and each year thereafter, plus for each year the lesser of (1) a one year carry-forward of the unused amount from the previous fiscal year and (2) 50% of the amount permitted for capital expenditures in the previous fiscal year.  The credit facilities contain events of default for non-payment of principal and interest when due, a cross-default provision with respect to other indebtedness having an aggregate principal amount of at least $5.0 million and an event of default that would be triggered by a change of control, as defined in the credit facilities.  As of the date of this Report, we were in compliance with all of our covenants and other obligations under the credit facilities.

With respect to the Zion Acquisition, the Borrower will be permitted under the Amended Credit Agreements to obtain credit support in connection with the Zion Acquisition in an aggregate amount of up to $50.0 million.  Such credit support may take the form of (i) new incremental commitments under the Amended Credit Agreements with respect to a letter of credit facility (the “Zion Letter of Credit Facility”) and/or (ii) a letter of credit, performance or fidelity bond or related obligation by a third party support provider (the “Zion Credit Support Obligation”).  Each of the Zion Letter of Credit Facility and Zion Credit Support Obligation may be secured pari passu on the same collateral securing the obligations under the Amended Credit Agreements and shall have a one year tenor (with auto-renewal extension provisions) but, if secured, expire prior to the term loan maturity date.  The Amended Credit Agreements also include additional loan covenants and exceptions related to the Zion Acquisition and the disposition of related assets.

The obligations of the Borrower under the Amended Credit Agreements continue to be guaranteed by the Company and each of the Company’s direct or indirect domestic subsidiaries and are secured by a lien on substantially all of the assets of the Company, the Borrower and each direct or indirect domestic subsidiary.  In the event of default, the lenders have standard creditor remedies, including the right to foreclose on pledged assets.

The forgoing description of certain terms of the Amended Credit Agreements and related documents is by its nature, a summary description and omits certain detailed terms set forth in the underlying amendments.  The summary set forth above is qualified by the terms and conditions of the amendments attached as Exhibits 10.1 and 10.2 to this Current Report.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated by reference into this item.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

10.1  Third Amended and Restated Credit Agreement dated September 23, 2009 with EnergySolutions, LLC as Borrower

10.2  Amended and Restated Credit Agreement dated September 23, 2009 with Duratek, Inc. as Borrower

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnergySolutions, Inc.

Dated: September 25, 2009	By	/s/ BREKE J. HARNAGEL
Breke J. Harnagel
Acting General Counsel and Secretary